Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Zealand Pharma A/S (the “Company”) on Form F-3 of our report dated December 7, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Valeritas Holdings, Inc. as of December 31, 2019 and for the year ended December 31, 2019 appearing in the Form 6-K of Zealand Pharma A/S dated March 10, 2021.

/s/ Marcum LLP

Marcum LLP

Boston, MA

March 10, 2021